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                                  [LETTERHEAD]


                                  COAST BANCORP
                               HOLDING COMPANY FOR
                              COAST COMMERCIAL BANK
                         ANNOUNCES FIRST QUARTER RESULTS
                              Earnings Increase 14%
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                               3/31/97 HIGHLIGHTS
*   TOTAL ASSETS OF $239 MILLION, UP 13% OVER THE SAME PERIOD IN 1996.
*   TOTAL DEPOSITS OF $187 MILLION, UP 14% OVER THE SAME PERIOD IN 1996.
*   NET INCOME OF $1,166,000, UP 14% OVER FIRST QUARTER IN 1996.
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Santa Cruz, California, April 22, 1997 --- Coast Bancorp (NASDAQ: CTBP), holding company of Coast Commercial Bank in Santa Cruz County, today announced record earnings for the first quarter ended March 31, 1997. Net income for the first quarter of 1997 was $1,166,000 or $ 0.52 earnings per share, a 14% increase over the same period in 1996 of $1,019,000 or $0.45 per share.

Total assets at quarter end increased by 13% to $239 million, total deposits increased by 14% to $187 million and total loans increased by 4% to $119 million.

Coast Commercial Bank was recently recognized as one of only two banks in California to be named a "Super Premier Performer" by Findley Reports for the last eight consecutive years based upon 1996 operating results.

Coast Bancorp is the holding company for Coast Commercial Bank, the only locally owned bank with headquarters in Santa Cruz County. The company's common stock is traded on the NASDAQ National Market under the symbol: CTBP. Coast Commercial Bank operates branches located in Watsonville, Aptos, Santa Cruz and Scotts Valley.
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Editorial Contact:                                April 22, 1997
Mary Anne Carson
Assistant Vice President
tel. (408) 458-4501 ext. 2012
fax (408) 458-0460

740 FRONT STREET
SUITE 240
SANTA CRUZ, CA 95060

408.458.4500
FAX 458.0460